ARTICLES OF AMENDMENT
                               STATUS MODIFICATION


1.   The name of the corporation is: Alpha Communications Corp.


2.   The name of the corporation is changed to: Lingo Media, Inc.

3.   Date of incorporation: April 22, 1996

4. The articles of the corporation are amended as follows: to change the name of the corporation to Lingo Media, Inc.

5. The amendment has been duly authorized as required by Sections 168 & 170 of the Business Corporation Act.

6. The resolution authorizing the amendment was approved by the shareholders / directors of the corporation on July 4, 2000.

The articles are signed in duplicate


                                            ALPHA COMMUNICATIONS CORP.

                                            /s/ Michael Kraft
                                            ------------------------------------
                                            Michael Kraft